Contact:	Teri Watson (Investment Community)
(212) 770-7074

Christina Pretto (News Media)
(212) 770-7083
AIG REPORTS FOURTH QUARTER AND FULL YEAR 2008 LOSS
Results Reflect Ongoing Severe Market Disruption and
Restructuring-Related Charges
NEW YORK, NY, March 2, 2009 — American International Group, Inc. (AIG) reported today that continued severe credit market deterioration and charges related to ongoing restructuring activities contributed to a record net loss for the fourth quarter. For the fourth quarter of 2008, AIG reported a net loss of $61.7 billion or $22.95 per diluted share compared to a 2007 fourth quarter net loss of $5.3 billion or $2.08 per diluted share. The fourth quarter 2008 adjusted net loss, as defined below, was $37.9 billion or $14.17 per diluted share, compared to an adjusted net loss of $3.2 billion or $1.25 per diluted share for the fourth quarter of 2007.
     AIG’s results in the fourth quarter were negatively affected by continued severe credit market deterioration, particularly in commercial mortgage backed securities (CMBS), and charges related to ongoing restructuring-related activities. Despite these challenging conditions, insurance premiums and other considerations declined only modestly by 1.9 percent for the fourth quarter compared to the fourth quarter of 2007. For the year, premiums and other considerations grew by 5.3 percent.

FOURTH QUARTER
(in millions, except per share data)

			Per Diluted Share (a)
	2008	2007	2008	2007

Net income (loss)	$(61,659)	$(5,292)	$(22.95)	$(2.08)
Net realized capital gains (losses), net of tax (b)	(21,552)	(2,131)	(7.97)	(0.84)
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (c)	(2,176)	37	(0.81)	0.01

Adjusted net income (loss)	$(37,931)	$(3,198)	$(14.17)	$(1.25)

Weighted average shares outstanding (d)			2,704	2,550

     The following table summarizes the significant items, some of which are recurring, affecting reported earnings in the fourth quarter 2008.

Dollars in billions, after tax	4Q08 Result

Significant Items

Restructuring—related (not likely to repeat):
Securities lending activities including ML II	$(3.3)
AIGFP unrealized market valuation losses (ML III) and other wind down	(3.4)

Total restructuring-related activities	$(6.7)

Market disruption-related:
AIGFP credit valuation adjustment	$(4.4)
AIGFP unrealized market valuation losses and other	(2.8)
Other-than-temporary impairment charges	(13.0)
Foreign exchange and other realized capital losses	(1.2)
Derivative losses on economic hedges not qualifying for hedge accounting	(2.2)
Other, net	(2.3)

Total market disruption-related activities	$(25.9)

Accounting charges related to tax and intangible assets:
Goodwill impairments	$(3.6)
Tax benefits not obtained for losses incurred during the quarter and other discrete period items	(21.0)

Total accounting charges related to tax and intangible assets	$(24.6)

Fed credit line interest and amortization	$(6.9)

     AIG’s net loss for full year 2008 was $99.3 billion or $37.84 per diluted share, compared to net income of $6.2 billion or $2.39 per diluted share for full year 2007. The full year 2008 adjusted net loss was $52.1 billion or $19.91 per diluted share, compared to adjusted net income of $9.3 billion or $3.58 per diluted share for full year 2007.
TWELVE MONTHS
(in millions, except per share data)

			Per Diluted Share (a)
	2008	2007	2008	2007

Net income (loss)	$(99,289)	$6,200	$(37.84)	$2.39
Net realized capital gains (losses), Net of tax (b)	(44,590)	(2,804)	(16.93)	(1.08)
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (c)	(2,646)	(304)	(1.00)	(0.11)

Adjusted net income (loss)	$(52,053)	$9,308	$(19.91)	$3.58

Weighted average shares outstanding (d)			2,634	2,598

(a)	The net loss calculation in the fourth quarter and twelve months 2008 both include a deduction of $400 million for dividends on Series D Preferred Stock.

(b)	Represents primarily other-than-temporary impairment charges. Includes Capital Markets other-than-temporary impairments on securities available for sale, net of tax, of $418 million, reported in other income on AIG’s Consolidated Statement of Income and excluded from adjusted net income (loss) on AIG’s Statement of Segment Operations in both the fourth quarter and twelve months of 2007.

(c)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

(d)	As a result of the losses reported in the fourth quarter 2008 and 2007 and twelve months 2008, basic shares outstanding were used for these periods.
OVERVIEW
     AIG’s fourth quarter 2008 net loss resulted primarily from a number of restructuring and market disruption-related charges and other significant accounting charges related to taxes and intangible assets. AIG recorded tax expense of $21.0 billion for tax benefits not obtained for losses incurred during the quarter and other discrete period items.
     Included in market disruption-related items were pre-tax net realized capital losses arising from other-than-temporary impairment charges of $18.6 billion ($13.0 billion after tax) as well as a $6.7 billion pre-tax ($4.4 billion after tax) charge related to AIGFP’s credit valuation adjustment for mark-to-market adjustments where counterparty spreads increased and AIG’s own credit spread decreased, causing fair value losses on both AIGFP’s assets and liabilities.
     Included in the restructuring-related items were pre-tax losses of $4.7 billion ($3.3 billion after tax) consisting of pre-tax net realized capital losses of $2.4 billion ($1.7 billion after tax) for certain securities lending activities which were deemed to be sales due to insufficient levels of collateral received from counterparties, plus pre-tax losses of $2.3 billion ($1.6 billion after tax) related to the decline in fair value of RMBS for the month of October 2008 prior to their sale to Maiden Lane II. Also included in restructuring-related items were $5.2 billion of pre-tax losses ($3.4 billion after tax) related to AIGFP mark-to-market losses for the month of October 2008 on super senior credit default swaps terminated in connection with Maiden Lane III.

     Included in Fed credit line interest and amortization charges of $10.6 billion pre-tax ($6.9 billion after tax) were $6.6 billion of pre-tax accelerated amortization of the pre-paid commitment fee due to the reduction in the credit facility from $85 billion to $60 billion, as well as periodic interest and amortization of $4.0 billion pre-tax.
     Liquidity pressures related to the Securities Lending program have abated as a result of the Maiden Lane II transaction. At December 31, 2008, total program liabilities to third parties approximated $2.9 billion, down from $42.8 billion at September 30, 2008. The balance represents the foreign securities lending program, which is expected to wind down in 2009.
     At December 31, 2008, shareholders’ equity was approximately $52.7 billion. Consolidated assets at December 31, 2008 were $860.4 billion.
     Management has assessed that AIG’s internal control over financial reporting as of December 31, 2008 was effective. As a result of comprehensive and substantial remediation efforts, this is the first time since Sarbanes-Oxley became effective in 2004 that AIG’s management expressed an unqualified assessment of AIG’s internal control over financial reporting.
     Commenting on 2008 results, AIG Chairman and Chief Executive Officer Edward M. Liddy said, “We have made meaningful progress in addressing liquidity issues related to AIGFP and our securities lending activities and have announced several divestitures. However, the economy and capital markets remain in turmoil and we are taking additional steps to preserve the value of our businesses and maximize the ultimate proceeds for the benefit of all stakeholders, including taxpayers.”
OVERVIEW OF BUSINESS RESULTS
GENERAL INSURANCE
     General Insurance fourth quarter 2008 operating loss before net realized capital gains (losses) was $2.8 billion, compared to a profit of $2.1 billion in the fourth quarter of 2007. The 2008 results reflect goodwill impairment charges of $2.0 billion, principally related to the acquisition of Hartford Steam Boiler, 21st Century and Transatlantic, and a decline in net investment income of $1.2 billion, primarily due to losses from partnership and mutual fund investments and an increase in adverse loss development compared to the prior year quarter. Operating losses at United Guaranty Corporation (UGC) increased by $148 million to $496 million in the fourth quarter of 2008.
     General Insurance net premiums written were $9.2 billion in the fourth quarter of 2008, a 16.3 percent decline compared to last year’s fourth quarter. Commercial Insurance reported net premiums written during the fourth quarter of 2008 of $4.4 billion, a 22.1 percent decline from the fourth quarter of 2007, reflecting changes in the structure of its catastrophe reinsurance programs and a significant reduction in workers’ compensation premiums. Aside from the effect of these two items, net premiums written declined approximately 11.7 percent. Commercial Insurance renewal premium retention decreased slightly, but stabilized in early 2009 compared to early 2008, and new business premium decreased in the fourth quarter of 2008 from deteriorating economic conditions, with the effect of maintaining price discipline and the market reaction to AIG’s financial challenges. Foreign General reported a decline in net premiums written of 2.9 percent in original currency. Despite challenging worldwide economic conditions and AIG’s headline attention, Foreign General insurance was largely successful in retaining business in its property, casualty and consumer lines in the fourth quarter of 2008.

     Overall, rates in Commercial Insurance are flat in early 2009 as compared to the comparable prior year period. The stabilization of rates is an improvement from the fourth quarter of 2008 in which rates declined 6.5 percent. Additionally, retention levels have improved in the early part of 2009 as compared to the fourth quarter of 2008. During the early 2009 renewal period, business retention was strong in Foreign General’s top three regions, with the significant majority of clients maintaining their relationship with AIG. However, there was some expected ‘de-risking’ among customers to further diversify their portfolios as well as a slight reduction in Foreign General new business production. Overall, gross premiums to date for 2009 were essentially flat from the comparable period of 2008 as measured by original currency.
     At December 31, 2008, AIG’s Commercial Insurance fleet of companies will report a combined statutory capital base of more than $26 billion, larger than any other competitor.
     At December 31, 2008, General Insurance net loss and loss adjustment reserves totaled $72.5 billion, a decrease of $1.3 billion in the fourth quarter 2008 and an increase of $3.2 billion for the twelve months ended December 31, 2008. The foreign exchange effect for the fourth quarter and full year 2008 was a reduction of reserves of $1.6 billion and $2.1 billion, respectively. For the full year 2008, net loss development from prior accident years, excluding accretion of discount, was adverse by $118 million. The overall adverse development consisted of approximately $1.8 billion of favorable development from accident years 2004 through 2007, offset by approximately $1.9 billion of adverse development from earlier accident years. For the fourth quarter of 2008, net loss development from prior accident years, excluding accretion of loss reserve discount, was adverse by $333 million. The overall adverse development consisted of approximately $437 million of favorable development from accident years 2004 through 2007, offset by approximately $770 million of adverse development from earlier accident years.
LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services fourth quarter 2008 operating income before net realized capital gains (losses) was $742 million, compared to $2.7 billion in the fourth quarter of 2007. Results were adversely affected by $1.2 billion in goodwill impairment charges in the Domestic Life Insurance & Retirement Services operations and $808 million in accelerated amortization of deferred acquisition cost and related reserve strengthening resulting from increased surrenders and the effect of declining equity markets in Domestic Retirement Services. Fourth quarter 2008 net investment income was negatively affected by a decline in partnership and mutual fund income, $194 million of mark-to-market losses on its share of the retained equity in Maiden Lane II and higher short-term investment balances.
     Premiums and other considerations increased 3.5 percent, to $9.0 billion. Premiums, deposits and other considerations amounted to $15.2 billion, a decline of 38.5 percent in the fourth quarter of 2008, as ratings downgrades and AIG’s headline attention negatively affected sales. Sales of investment-oriented and retirement services products also declined due to the general decline in the equity markets.
     Realized capital losses in the fourth quarter of 2008 totaled $18.6 billion before tax, including $11.9 billion in the Domestic Life Insurance & Retirement Services business. Capital contributions to the Domestic Life Insurance & Retirement Services companies during the fourth quarter of 2008 and through February 28, 2009 totaled $6.3 billion. In addition, capital contributions totaling $1.5 billion were made to Nan Shan in the fourth quarter of 2008.

     In AIG’s Foreign Life & Retirement Services operations, sales activity has stabilized in most regions, with agency sales holding up well given AIG’s headline issues. While surrender activity, primarily in the U.S. domestic fixed annuity business and foreign investment-oriented and retirement products in Japan and Asia, has declined from the peaks in mid-September of 2008, it continued to be higher than historic levels in certain products and countries. Domestic new business has slowed pending resolutions of ownership of these businesses. However, AIG’s capital contributions to its Domestic Life Insurance & Retirement Services fleet have enabled them to maintain Risk Based Capital ratios of approximately 315 percent.
FINANCIAL SERVICES
     Financial Services reported a $17.6 billion operating loss before net realized capital gains (losses) and the effect of FAS 133 in the fourth quarter of 2008, compared to a $10.3 billion operating loss in the fourth quarter of 2007. AIG Financial Products Corp. (AIGFP) net operating results for 2008 include the effect of changes in credit spreads on the valuation of its assets and liabilities since AIGFP elected to account for most of its financial assets and liabilities at fair value upon the adoption of FAS 159 on January 1, 2008. Previously, these effects were only recognized in earnings once realized upon a sale, maturity, impairment or termination. AIGFP , which is in the process of winding down its businesses and portfolios, contributed $17.2 billion to the Financial Services loss, primarily from the unrealized market valuation losses on its super senior credit default swap portfolio and credit valuation adjustments.
     International Lease Finance Corporation (ILFC) reported a 16.5 percent decline in operating income to $207 million, compared to $248 million in fourth quarter 2007, due to lower aircraft sales and higher interest expense compared to fourth quarter of 2007. While ILFC operating income declined 16.5 percent for the quarter, revenues increased 2.5 percent benefiting from a larger aircraft fleet. For the full year 2008, ILFC reported operating income of $1.1 billion, an increase of 26.3 percent from $900 million for the full year 2007.
     American General Finance, Inc. (AGF) reported a fourth quarter 2008 operating loss of $248 million compared to operating income of $9 million in the fourth quarter of 2007, principally due to an increase in the allowance for finance receivable losses due to higher delinquencies and charge offs. AGF has closed additional branches in the fourth quarter and has implemented further volume reduction initiatives to conservatively manage its liquidity. AIG Consumer Finance Group, Inc. reported a fourth quarter 2008 operating loss of $372 million due to a $343 million goodwill impairment charge, and higher loss expenses and delinquencies compared to fourth quarter of 2007.
ASSET MANAGEMENT
     Asset Management reported a fourth quarter 2008 operating loss before net realized capital gains (losses) of $705 million, compared to a $458 million operating profit in the fourth quarter of 2007. The quarter’s results reflect partnership losses, valuation adjustments on certain real estate investments and a decline in assets under management, resulting in lower management and carried interest revenues.

OTHER OPERATIONS
     The fourth quarter 2008 operating loss from Other Operations, before net realized capital gains (losses) and consolidation and elimination adjustments, was $11.0 billion compared to a $400 million loss in the fourth quarter of 2007. These results include $10.6 billion of interest expense and amortization of the prepaid commitment fee associated with the Fed Credit Facility, including a pre-tax charge of $6.6 billion related to the restructuring of the Facility for the accelerated amortization of the prepaid commitment fee, $2.2 billion of amortization of capitalized issuance cost related to prepaid commitment fee and $1.8 billion of interest and amortization expense from borrowings under the Facility. The fourth quarter 2008 operating loss also includes $900 million of mark-to-market losses on the retained equity interest in Maiden Lane III.
#     #     #
     Additional supplementary financial data is available in the Investor Information section of www.aigcorporate.com.
     A conference call for the investment community will be held on Monday, March 2, 2009 at 8:30 a.m. EST. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday, March 20, 2009.
#     #     #
     It should be noted that information contained in this press release or remarks made on the conference call may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of proposed transactions with the Federal Reserve Bank of New York and the United States Department of the Treasury, the number, size, terms, cost and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets and AIG’s strategy for growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure to complete the proposed transactions with the NY Fed and the United States Department of the Treasury, developments in global credit markets and such other factors as discussed in Item 1A. Risk Factors and throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s Annual Report on Form 10-K for the year ended December 31, 2008. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

#     #     #
     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2008 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of market disruption items, restructuring-related activities, realized capital gains (losses), the effect of FIN 46(R), the effect of FAS 133, the effect of goodwill impairments, tax valuation allowances, credit valuations adjustments, securities lending transactions deemed sales and the effect of catastrophe-related losses.
     AIG excludes the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes tax valuation allowances, credit valuations adjustments, securities lending transactions deemed sales, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.

     Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.
     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007 (a)	Change	2008	2007 (a)	Change

General Insurance Operations:
Net Premiums Written	$9,208	$10,999	(16.3)%	$45,234	$47,067	(3.9)%
Net Premiums Earned	10,981	11,667	(5.9)	46,222	45,682	1.2
Underwriting Profit (Loss)	(3,194)	563	—	(4,200)	4,500	—
Net Investment Income	370	1,547	(76.1)%	3,477	6,132	(43.3)%
Income (Loss) before Net Realized Capital Gains (Losses)	(2,824)	2,110	—	(723)	10,632	—
Net Realized Capital Gains (Losses) (b)	(2,529)	(95)	—	(5,023)	(106)	—
Operating Income (Loss)	$(5,353)	$2,015	—	$(5,746)	$10,526	—

Loss Ratio (c)	83.05	69.70		76.93	65.63
Expense Ratio (c)	46.03	25.47		32.16	24.52
Combined Ratio (c)	129.08	95.17		109.09	90.15

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$9,038	$8,732	3.5%	$37,295	$33,627	10.9%
Net Investment Income	(1,628)	5,873	—	10,106	22,341	(54.8)
Income before Net Realized Capital Gains (Losses)	742	2,658	(72.1)%	6,901	10,584	(34.8)
Net Realized Capital Gains (Losses) (b)	(18,627)	(1,372)	—	(44,347)	(2,398)	—
Operating Income (Loss)	(17,885)	1,286	—	(37,446)	8,186	—
Financial Services Operations:
Operating Loss excluding FAS 133, Net Realized Capital Gains (Losses) and Capital Markets Other-Than-Temporary Impairments (d) (e)	(17,592)	(10,246)	—	(40,364)	(8,983)	—
FAS 133 (b)	(20)	396	—	41	211	(80.6)%
Net Realized Capital Gains (Losses) (b)	(329)	(30)	—	(498)	(100)	—
Capital Markets Other-Than-Temporary Impairments (f)	—	(643)	—	—	(643)	—
Operating Loss	(17,941)	(10,523)	—	(40,821)	(9,515)	—
Asset Management Operations:
Operating Income (Loss) before Net Realized Capital Gains (Losses)	(705)	458	—	(429)	2,164	—
Net Realized Capital Gains (Losses) (b)	(5,773)	(1,100)	—	(8,758)	(1,000)	—
Operating Income (Loss)	(6,478)	(642)	—	(9,187)	1,164	—
Other before Net Realized Capital Gains (Losses)	(11,034)	(400)	—	(13,837)	(1,731)	—
Other Net Realized Capital Gains (Losses) (b)	(1,122)	(183)	—	(1,218)	(409)	—
Consolidation and Elimination Adjustments (b) (g)	(743)	11	—	(506)	722	—
Income (Loss) before Income Tax Expense (Benefit) and Minority Interest	(60,556)	(8,436)	—	(108,761)	8,943	—
Income Tax Expense (Benefit) (h)	2,000	(3,413)	—	(8,374)	1,455	—
Income (Loss) before Minority Interest	(62,556)	(5,023)	—	(100,387)	7,488	—
Minority Interest, after-tax:
Income (Loss) before Net Realized Capital Gains (Losses)	732	(267)	—	829	(1,272)	—
Net Realized Capital Gains (Losses)	165	(2)	—	269	(16)	—
Net Income (Loss)	$(61,659)	$(5,292)	—	$(99,289)	$6,200	—

Financial Highlights

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007 (a)	Change	2008	2007 (a)	Change

Net Income (Loss)	$(61,659)	$(5,292)	—	$(99,289)	$6,200	—
Net Realized Capital Gains (Losses), net of tax (i)	(21,552)	(1,713)	—	(44,590)	(2,386)	—
Capital Markets Other-Than-Temporary Impairments, net of tax (f)	—	(418)	—	—	(418)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(2,176)	37	—	(2,646)	(304)	—

Adjusted Net Income (Loss)	(37,931)	(3,198)	—	(52,053)	9,308	—

Effect of Capital Markets Unrealized Market Valuation (Losses) and Credit Valuation Adjustment, net of tax, included in Adjusted Net Income (Loss) above	(9,544)	(7,228)	—	(24,732)	(7,457)	—
Effect of Fed Debt Restructure, net of tax, included in Adjusted Net Income (Loss) above	(4,275)	—	—	(4,275)	—	—
Effect of Goodwill Impairment included in Adjusted Net Income (Loss) above	(3,608)	—	—	(4,085)	—	—
Effect of Fed Interest, net of tax, included in Adjusted Net Income (Loss) above	(2,611)	—	—	(3,132)	—	—
Earnings (Loss) Per Share — Diluted (j):
Net Income (Loss)	(22.95)	(2.08)	—	(37.84)	2.39	—
Net Realized Capital Gains (Losses), net of tax (i)	(7.97)	(0.68)	—	(16.93)	(0.92)	—
Capital Markets Other-Than-Temporary Impairments, net of tax (f)	—	(0.16)	—	—	(0.16)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(0.81)	0.01	—	(1.00)	(0.11)	—

Adjusted Net Income (Loss)	(14.17)	(1.25)	—	(19.91)	3.58	—

Effect of Capital Markets Unrealized Market Valuation (Losses) and Credit Valuation Adjustment, Net of Tax, included in Adjusted Net Income (Loss) above	$(3.53)	$(2.83)	—	(9.39)	(2.87)	—
Book Value Per Share (k)				$19.60	$37.87	(48.3)%
Pro forma Book Value Per Share (l)				$3.65	—	—
Weighted Average Shares Outstanding — Diluted (m)	2,704	2,550		2,634	2,598
(See accompanying Notes on Page 12)

Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2007 to conform to the 2008 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses.

(c)	Ratios for all periods include the underwriting results of Mortgage Guaranty’s second-lien business which was placed in run-off in September 2008.

(d)	Includes $6.9 billion and $28.6 billion of pre-tax net unrealized market valuation losses on AIGFP’s super senior credit default swap portfolio in the fourth quarter and twelve months 2008, respectively, and $11.1 billion and $11.5 billion in the fourth quarter and twelve months 2007, respectively.

(e)	Includes changes in pre-tax credit spreads on the valuation of Capital Markets’ assets of $(5.4) billion and $(10.7) billion and liabilities of $(2.4) billion and $1.2 billion (but excluding $22 million of losses and $185 million of gains on the super senior credit default portfolio reported with the unrealized market valuation loss), in the fourth quarter and twelve months of 2008, respectively.

(f)	Represents Capital Markets other-than-temporary impairments on securities available for sale reported in other income on AIG’s Consolidated Statement of Income (Loss) and excluded from adjusted net income (loss) on AIG’s Statement of Segment Operations in both the fourth quarter and twelve months of 2007.

(g)	Includes income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in minority interest expense, which is not a component of operating income.

(h)	Includes $1.9 billion and $5.5 billion of deferred tax expense attributable to the potential sale of foreign businesses in the fourth quarter and twelve months of 2008, respectively, and a valuation allowance of $17.2 billion and $20.6 billion to reduce tax benefits on capital losses in the fourth quarter and twelve months of 2008, respectively.

(i)	Includes a $4.3 billion and $7.6 billion valuation allowance to reduce tax benefits on capital losses in the fourth quarter and twelve months of 2008, respectively.

(j)	The net loss calculation in the fourth quarter and twelve months 2008 both include a deduction of $400 million for dividends on Series D Preferred Stock.

(k)	Represents total shareholders’ equity divided by the basic shares outstanding.

(l)	On a fully diluted basis giving effect to the voting rights of the Series C Preferred Stock to be issued, the per share amount would be $3.65 as of December 31, 2008.

(m)	As a result of the losses reported in the fourth quarter of 2008 and 2007 and the twelve months of 2008, basic shares outstanding were used for these periods.

Borrowings outstanding and remaining available amount that can be borrowed under the Fed Facility were as follows:

	Inception through	Inception through
(In millions)	December 31, 2008	February 18, 2009 (c)

Borrowings
Loans to AIGFP for collateral postings, GIA and other maturities	$46,997	$47,547
Capital contributions to insurance companies (a)	20,850	20,850
Repayment of obligations to securities lending program	3,160	3,160
Repayment of intercompany loans	1,528	1,528
Contributions to AIGCFG subsidiaries	1,672	1,686
Debt repayments	2,109	2,319
Funding of equity interest in Maiden Lane III	5,000	5,000
Repayment from the proceeds of the issuance of Series D preferred stock and common stock warrant	(40,000)	(40,000)
Other (a)(b)	(4,516)	(6,890)

Net borrowings	36,800	35,200

Total Fed Facility	60,000	60,000

Remaining available amount	23,200	24,800

Net borrowings	36,800	35,200
Accrued compounding interest and fees	3,631	3,631

Total balance outstanding	$40,431	$38,831

(a)	Includes securities lending activities.

(b)	Includes repayments due to funds received from the Fed Securities Lending Agreement and the CPFF.

(c)	At February 25, 2009, $36.0 billion was outstanding under the Fed Facility.